Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year 2010

•	Increased Sales by 35% in 2010

•	Achieved Record Gross Margin Percent for Fourth Quarter

•	Generated Record Free Cash Flow of $175 million in 2010

•	Reduced Debt by $152 million to Record Low $321 million in 2010

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance power and mobile products, today announced results for the fourth quarter and full year ended December 26, 2010. Fairchild reported fourth quarter sales of $397.7 million, down 4% from the prior quarter and 12% higher than the fourth quarter of 2009.

Fairchild reported fourth quarter net income of $51.0 million or $0.40 per diluted share compared to $35.8 million or $0.28 per diluted share in the prior quarter and $13.1 million or $0.10 per diluted share in the fourth quarter of 2009. Gross margin was 37.0% compared to 36.4% in the prior quarter and 29.7% in the year ago quarter.

Fairchild reported fourth quarter adjusted gross margin of 37.1%, up 60 basis points sequentially and 680 basis points higher than in the fourth quarter of 2009. Adjusted gross margin excludes accelerated depreciation and inventory reserve releases related to fab closures. Adjusted net income was $57.3 million or $0.45 per diluted share, compared to $52.8 million or $0.42 per diluted share in the prior quarter and $29.9 million or $0.23 per diluted share in the fourth quarter of 2009. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, gain associated with debt buyback, net impairment/gain on equity investments, accelerated depreciation and inventory reserve releases related to fab closures, write-off of deferred financing fees, charge for litigation, and associated net tax impact of these items and other acquisition-related intangibles.

Full year revenues for 2010 were $1.6 billion, an increase of 35% compared to 2009. Fairchild reported net income of $153 million or $1.20 per diluted share in 2010, compared to a net loss of $60 million or $0.49 per share in 2009. On an adjusted basis, the company reported 2010 net income of $193 million or $1.51 per diluted share, compared to $1 million or $0.01 per diluted share in 2009.

“We increased adjusted gross margin percent to a record high in the fourth quarter as we continued our steady improvement in product mix,” said Mark Thompson, Fairchild’s Chairman, CEO, and president. “We grew sales in our higher margin mobile power, switch and high performance MOSFET businesses targeted to the handset and tablet market. Our high voltage product sales also remained strong. We tightly controlled shipments into the distribution channel during the quarter to hold inventory roughly flat at 8 weeks which is the lowest level we have ever achieved exiting a year.

“For the full year 2010, we grew sales by 35% and increased adjusted gross margin by more than 10 percentage points compared to 2009. We generated record free cash flow of $175 million and paid off $152 million of our term loan to reduce our debt level to a record low $321 million. Our net cash and securities position at the end of 2010 was also a record high at $114 million. 2010 was a break out year for Fairchild and as our first quarter guidance indicates, we expect to build on this momentum in 2011.

End Markets and Channel Activity

“Demand was generally in-line with expectations for all segments except the computing end market which was slightly weaker due to greater than normal inventory reductions,” stated Thompson. “We decreased sales into distribution in line with the reduction in sell through. This enabled us to hold channel days of inventory at a record low for the fourth quarter and positions us well for Q1.

Fourth Quarter Financials

“We increased adjusted gross margin percent for the seventh consecutive quarter as our product mix continues to improve,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $87.4 million and adjusted tax expense was $1.6 million or 3% of adjusted income before taxes, which was lower than expected due primarily to tax benefits related to higher R&D spending in Korea. We generated $26.7 million of free cash flow during the quarter and paid $11 million to acquire an early stage MEMS company. At the end of the quarter, total cash and securities exceeded our debt by a record high $114 million. We grew internal inventory dollars by about 6% to 83 days to prepare for higher sales in the first half of 2011.

Forward Guidance

“We expect sales to be $405 to $420 million in the first quarter,” said Frey. “Our current scheduled backlog is sufficient to achieve this range. We expect gross margin to be flat to down 100 basis points sequentially due primarily to the impact of lower utilization in the fourth quarter as well as modest seasonal increases in costs. We anticipate R&D and SG&A spending of $94 to $96 million in the first quarter as we modestly ramp up our investment in new product development. Net interest expense is expected to be roughly $2 million per quarter going forward. The adjusted tax rate is forecast at 15 percent plus or minus 3 percent for the quarter. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce first quarter results.”

Litigation Update

Separately, the company announced a recent court ruling in its six-year-old patent litigation with Power Integrations. The court denied Power Integrations’ request for attorneys’ fees and triple damages, and instead doubled the damage award from approximately $6.1 million to approximately $12.2 million. The amount is fully reserved and the decision will have no effect on Fairchild’s business operations.

Adjusted gross margin, adjusted net income and loss and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation and inventory write-offs/reserves related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, gain associated with debt buyback, net impairment/gain on equity investments, accelerated depreciation and inventory reserve releases related to fab closures, write-off of deferred financing fees, charge for litigation, and associated net tax impact of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26, 2010	September 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Total revenue	$397.7	$414.4	$354.5	$1,599.7	$1,187.5
Cost of sales (1)	250.5	263.5	249.1	1,036.7	897.2

Gross margin	147.2	150.9	105.4	563.0	290.3

Gross margin %	37.0%	36.4%	29.7%	35.2%	24.4%

Operating expenses:
Research and development (2)	32.2	30.5	25.4	120.2	99.7
Selling, general and administrative (3)	55.2	57.3	47.5	220.8	179.3
Amortization of acquisition-related intangibles	5.7	5.5	5.6	22.4	22.3
Restructuring and impairments	3.3	1.3	5.8	7.0	27.9
Charge for litigation	—	8.0	6.0	8.0	6.0

Total operating expenses	96.4	102.6	90.3	378.4	335.2

Operating income (loss)	50.8	48.3	15.1	184.6	(44.9)
Other expense, net	1.1	3.8	3.0	9.9	18.4

Income (loss) before income taxes	49.7	44.5	12.1	174.7	(63.3)

Provision (benefit) for income taxes	(1.3)	8.7	(1.0)	21.5	(3.1)

Net income (loss)	$51.0	$35.8	$13.1	$153.2	$(60.2)

Net income (loss) per common share:
Basic	$0.41	$0.29	$0.11	$1.23	$(0.49)

Diluted	$0.40	$0.28	$0.10	$1.20	$(0.49)

Weighted average common shares:
Basic	124.0	124.5	124.0	124.6	123.8

Diluted	128.0	127.1	127.6	128.0	123.8

(1) Equity compensation expense included in cost of sales	$0.9	$0.9	$2.6	$5.7	$5.8
(2) Equity compensation expense included in research and development	$0.9	$1.0	$1.2	$4.1	$3.8
(3) Equity compensation expense included in selling, general and administrative	$2.7	$2.8	$2.0	$11.1	$7.9

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26, 2010	September 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Net income (loss)	$51.0	$35.8	$13.1	$153.2	$(60.2)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	3.3	1.3	5.8	7.0	27.9
Net impairment/gain on equity investments (1)	—	—	—	—	2.1
Gain associated with debt buyback (1)	—	—	(1.2)	—	(2.0)
Accelerated depreciation on assets related to fab closure (2)	0.2	0.5	2.1	2.9	8.8
Write-off of deferred financing fees (1)	—	2.1	—	2.1	—
Charge for litigation	—	8.0	6.0	8.0	6.0
Inventory write off/release associated with fab closure (2)	—	(0.1)	(0.1)	(0.2)	0.4
Amortization of acquisition-related intangibles	5.7	5.5	5.6	22.4	22.3
Associated net tax effects of the above and other acquisition-related intangibles	(2.9)	(0.3)	(1.4)	(2.2)	(4.1)

Adjusted net income (loss)	$57.3	$52.8	$29.9	$193.2	$1.2

Adjusted net income (loss) per common share:
Basic	$0.46	$0.42	$0.24	$1.55	$0.01

Diluted	$0.45	$0.42	$0.23	$1.51	$0.01

(1)	Recorded in other expense, net
(2)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26, 2010	September 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Gross margin	$147.2	$150.9	$105.4	$563.0	$290.3
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	0.2	0.5	2.1	2.9	8.8
Inventory write off/release associated with fab closure	—	(0.1)	(0.1)	(0.2)	0.4

Adjusted gross margin	$147.4	$151.3	$107.4	$565.7	$299.5

Adjusted gross margin %	37.1%	36.5%	30.3%	35.4%	25.2%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income (loss), net income (loss) per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 26, 2010	September 26, 2010	December 27, 2009

ASSETS
Current assets:
Cash and cash equivalents	$404.6	$384.5	$415.8
Short-term marketable securities	0.1	0.1	0.1
Receivables, net	156.4	171.1	134.0
Inventories	232.7	220.1	189.5
Other current assets	49.3	48.7	41.8

Total current assets	843.1	824.5	781.2

Property, plant and equipment, net	689.3	650.8	653.2
Intangible assets, net	69.7	64.4	81.1
Goodwill	164.8	161.3	161.3
Long-term securities	30.3	29.8	35.8
Other assets	51.9	51.3	49.8

Total assets	$1,849.1	$1,782.1	$1,762.4

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.8	$3.8	$5.3
Accounts payable	139.0	145.1	119.6
Accrued expenses and other current liabilities	139.2	127.0	70.6

Total current liabilities	282.0	275.9	195.5

Long-term debt, less current portion	316.9	317.8	466.9
Other liabilities	71.5	71.1	71.1

Total liabilities	670.4	664.8	733.5

Temporary equity - deferred stock units	2.4	2.2	2.3
Total stockholders’ equity	1,176.3	1,115.1	1,026.6

Total liabilities, temporary equity and stockholders’ equity	$1,849.1	$1,782.1	$1,762.4

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 26, 2010	December 26, 2010	December 27, 2009
Cash flows from operating activities:
Net income (loss)	$51.0	$153.2	$(60.2)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	37.4	156.3	160.4
Non-cash stock-based compensation expense	4.5	20.4	17.5
Non-cash restructuring and impairments expense	—	—	1.6
Non-cash acquisition tax impact	(3.5)	(3.5)	—
Impairment of equity investment	—	—	2.3
Gain on debt buyback	—	—	(2.2)
Gain on sale of equity investment	—	—	(0.2)
Write-off of deferred financing fees	—	2.1	—
Deferred income taxes, net	(0.9)	(1.2)	(8.6)
Other non-cash items	1.0	1.9	1.9
Changes in operating assets and liabilities, net of acquisitions	5.7	3.3	75.9

Cash provided by operating activities	95.2	332.5	188.4

Cash flows from investing activities:
Capital expenditures	(68.5)	(158.0)	(59.8)
Purchase, sale, and maturity of marketable securities	—	1.6	0.6
Purchase of equity investment	—	(3.0)	—
Acquisitions	(11.0)	(11.0)	(1.5)
Other	(0.9)	(1.8)	(1.9)

Cash used in investing activities	(80.4)	(172.2)	(62.6)

Cash flows from financing activities:
Repayment of long-term debt	(0.9)	(151.5)	(60.6)
Proceeds from issuance of common stock and from exercise of stock options, net	6.2	6.4	—
Purchase of treasury stock	—	(25.6)	(0.9)
Other	—	(0.8)	—

Cash provided by (used in) financing activities	5.3	(171.5)	(61.5)

Net change in cash and cash equivalents	20.1	(11.2)	64.3
Cash and cash equivalents at beginning of period	384.5	415.8	351.5

Cash and cash equivalents at end of period	$404.6	$404.6	$415.8

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 26, 2010	December 26, 2010	December 27, 2009

Cash provided by operating activities	$95.2	$332.5	$188.4
Capital expenditures	(68.5)	(158.0)	(59.8)

Free cash flow	$26.7	$174.5	$128.6